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Exhibit 4.19

JETBLUE AIRWAYS CORPORATION

AMENDMENT NO. 4
TO
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 4 (‘‘Amendment’’) dated as of June 22, 2006 to the Amended and Restated Registration Rights Agreement of JetBlue Airways Corporation (the ‘‘Company’’) dated as of August 10, 2000, as amended by Amendment No. 1 thereto dated as of June 30, 2003, and as further amended by Amendment No. 2 thereto dated as of October 6, 2003, and Amendment No. 3 thereto dated as of October 4, 2004 (the ‘‘Amended and Restated Registration Rights Agreement’’), is made by and among the Company and the persons listed on the signature page hereto.

WHEREAS, the Company and the Stockholders are parties to the Amended and Restated Registration Rights Agreement and wish to further amend such Amended and Restated Registration Rights Agreement;

WHEREAS, pursuant to Section 19 of the Amended and Restated Registration Rights Agreement, such Agreement may be modified or amended, and any provision applicable to the Stockholders may be waived, pursuant to a writing signed by the Company, Investors holding 66 2/3% of the Common Stock Equivalents of the Company held by all Investors and Management Stockholders holding a majority of the Common Stock held by all Management Stockholders; and

WHEREAS, the Investors signatory hereto hold at least 66 2/3% of the Common Stock Equivalents of the Company held by all Investors and the Management Stockholders signatory hereto hold at least a majority of the Common Stock held by all Management Stockholders;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Amendment of Section 4. Section 4 of the Agreement is hereby amended by:

(a)	inserting the following as a new subsection 4(e):

‘‘(e)    Notwithstanding the above Section 4(a), no Stockholder will have any rights to include Registrable Shares in the Company's Registration Statement on Form S-3 to be filed in or about June 2006 relating to shares of Common Stock, shares of Preferred Stock, Debt Securities, Depositary Shares, Warrants, Stock Purchase Contracts, Stock Purchase Units, Subscription Rights and Pass Through Certificates of the Company, or in any amendments (including post-effective amendments) or supplements thereto.’’

2.    Waiver.    Notwithstanding any provision of the Agreement to the contrary, the Stockholders waive any right to include Registrable Shares in the Company's Registration Statement on Form S-3 to be filed in or about June 2006 relating to shares of Common Stock, shares of Preferred Stock, Debt Securities, Depositary Shares, Warrants, Stock Purchase Contracts, Stock Purchase Units, Subscription Rights and Pass Through Certificates of the Company, or in any amendments (including post-effective amendments) or supplements thereto, or to receive any notice, communications or other information with respect thereto.

3.    No Other Amendments.    Except as expressly set forth herein, all terms and provisions of the Amended and Restated Registration Rights Agreement shall remain unchanged and in full force and effect.

4.    Defined Terms.    Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Registration Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:
JETBLUE AIRWAYS CORPORATION
By:	/s/ Holly Nelson
Name: Holly Nelson
Title: Senior Vice President and Controller
INVESTORS:
NEELEMAN HOLDINGS, LC
By:	/s/ David Neeleman
Name: David Neeleman
QUANTUM INDUSTRIAL PARTNERS LDC
By:	/s/ Jay A. Schoenfarber
Name: Jay A. Schoenfarber, Attorney-in-Fact
SFM DOMESTIC INVESTMENTS LLC
By:	/s/ Jay A. Schoenfarber
Name: Jay A. Schoenfarber, Attorney-in-Fact
MANAGEMENT STOCKHOLDERS:
/s/ David Neeleman
(Neeleman Holdings, by David Neeleman)